Exhibit 99.1

New River Pharmaceuticals Announces Year-End Results

Radford, VA., March 13, 2007 - New River Pharmaceuticals Inc. (NASDAQ: NRPH) today announced its financial results for the year ended December 31, 2006. New River recognized a net loss of $57.4 million, or $(1.60) per share, basic and diluted for the year ended December 31, 2006 compared to a net loss of $29.9 million, or $(0.83) per share, for the year ended January 1, 2006. Cash and short-term investment balances were $147.0 million at December 31, 2006.

As previously reported, on February 20, 2007, New River entered into a definitive merger agreement with Shire plc (LSE: SHP.L; NASDAQ: SHPGY; TSX: SHQ)  (Shire) under which Shire has agreed to acquire the Company and will pay $64.00 in cash for each share of New River’s common stock.  The acquisition will be effected by means of a cash tender offer by a wholly owned subsidiary of Shire for all outstanding shares of New River common stock, followed by a merger in which each remaining untendered share of New River common stock would be converted into the same $64.00 cash per share price paid in the tender offer.  The tender offer commenced on March 2, 2007 and is expected to close early in New River’s second quarter.

For the year ended December 31, 2006, New River recognized $34.3 million of revenue related to its collaboration agreement with Shire with respect to Vyvanse, which received marketing approval from the United States Food and Drug Administration (FDA) on February 23, 2007. New River is recognizing milestone revenue from the collaboration over the estimated product development period for each of three indications for Vyvanse, pediatric, adult and adolescent, based on the estimated proportional effort associated with each indication. To date, New River has received $100.0 million under the terms of its collaboration with Shire and has recognized $34.3 million of the amount received as revenue.

General and administrative expenses were $49.0 million for the year ended December 31, 2006 compared to $13.2 million for the year ended January 1, 2006. The increase in these expenses is due primarily to increases in shared marketing expenses with Shire under the terms of the collaboration agreement and stock-based compensation expense.  Stock-based compensation expense was $28.8 million for the year ended December 31, 2006 and primarily related to cash-settled stock appreciation rights (SARs).

Research and development expenses were $41.0 million for the year ended December 31, 2006, compared to $18.4 million for the year ended January 1, 2006. This increase is primarily the result of increases in external development costs associated with Vyvanse, including manufacturing costs of validation batches, and stock-based compensation expense, including the result of accelerating the vesting of certain awards in recognition of employee performance. Stock-based compensation expense was $11.0 million for the year ended December 31, 2006 and primarily related to cash-settled SARs.

During the third quarter, New River sold approximately $137.8 million principal amount of convertible notes due in 2013 to institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes bear interest at 3.5% per year. In connection with the sale of the notes, New River entered into convertible note hedge transactions with respect to its common stock at a cost of approximately $43.5 million and sold warrants to acquire its common stock in private transactions for net proceeds of approximately $29.5 million. New River also concurrently purchased $41.0 million of its common stock under a prepaid forward purchase contract. These transactions were designed to offset New River’s exposure to potential dilution upon conversion of the notes. In addition, New River originally was to use the remaining net proceeds for working capital to develop its sales and marketing capabilities for Vyvanse, as well as for research and development of its other product candidates and for general corporate purposes. However, because the merger with Shire is expected to close in the second quarter, New River has ceased activities associated with the development of its sales and marketing capabilities.

In accordance with the indenture pursuant to which the notes were issued (the “Indenture”), New River also announced that, due solely to the closing prices per share of New River’s common stock during the fourth quarter of 2006, it has determined that the notes are convertible as provided in Section 4.01(a)(1) of the Indenture.  The notes are not currently convertible pursuant to Section 4.01(a)(4) of the Indenture solely as a result of the commencement or pendency of the previously announced tender offer by a subsidiary of Shire plc for all outstanding shares of New River common stock.  Until the notes become convertible pursuant to Section 4.01(a)(4) of the Indenture (in connection with such tender offer or otherwise), holders that convert their notes will not be entitled to the “make-whole premium” described in Section 4.01(j) of the Indenture.  New River will notify holders that their notes are convertible pursuant to Section 4.01(a)(4) of the Indenture at least 10 Trading Days (as such term is defined in the Indenture) prior to the anticipated Fundamental Change Effective Date of any Fundamental Change (as such term is defined in the Indenture, which would include consummation of the aforesaid tender offer), or if later, promptly after becoming aware of such Fundamental Change.  Thereafter, holders of the notes will be entitled to the “make-whole premium” upon conversion of their notes during the time period set forth in Section 4.01(j) of the Indenture.  Any holder of notes that has questions regarding such holder’s conversion rights is encouraged to contact New River at 540-633-7951.

New River Pharmaceuticals Inc. is a specialty pharmaceutical company developing novel pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets.

For further information on New River, please visit the company’s website at www.nrpharma.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on March 15, 2006; the timing and completion of an all cash tender offer for the outstanding shares of New River Pharmaceuticals, the ability to complete the tender offer and subsequent merger on the terms contemplated, the anticipated impact of the acquisition on New River Pharmaceuticals’s operations and financial results; the timing, progress and likelihood of success of our product research and development programs; the timing and status of our preclinical and clinical development of potential drugs; the likelihood of success of our drug products in clinical trials and the regulatory approval process; our drug products’ efficacy, abuse and tamper resistance, resistance to intravenous abuse, onset and duration of drug action, ability to provide protection from overdose, ability to improve patients’ symptoms, incidence of adverse events, ability to reduce opioid tolerance, ability to reduce therapeutic variability, and ability to reduce the risks associated with certain therapies; the ability to develop, manufacture, launch and market our drug products; our projections for future revenues, profitability and ability to achieve certain threshold sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likelihood of obtaining favorable scheduling and labeling of our drug products; the likelihood of regulatory approval under the Federal Food, Drug, and Cosmetic Act without having to conduct long and costly trials to generate all of the data which are often required in connection with a traditional new chemical entity; our ability to develop safer and improved versions of widely prescribed drugs using our Carrierwave (TM) technology; our success in developing our own sales and marketing capabilities for Vyvanse; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ annual report on Form 10-K, filed with the SEC on March 15, 2006, as well as other public filings with the SEC.

Additional Information

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell New River common stock.  The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials, which were mailed to New River’s shareholders) filed by a subsidiary of Shire with the Securities and Exchange Commission (“SEC”) on March 2, 2007. In addition, on March 2, 2007, New River filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer, which was mailed to New River’s shareholders.  The tender offer statement (and related materials), as it may be amended from time to time, and the solicitation/recommendation statement, as it may be amended from time to time, contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully before any decision is made with respect to the tender offer.  These materials may be obtained free of charge by contacting the information agent for the tender offer, Innisfree M&A Incorporated, at (888) 750-5834 (toll-free from the U.S. or Canada) or (412) 232-3651 (toll-free from outside the U.S. and Canada).  In addition, all of these materials (and all other materials filed by New River and Shire with the SEC) are available for free at the website maintained by the SEC at www.sec.gov.

Contacts:

The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com

NEW RIVER PHARMACEUTICALS INC. AND SUBSIDIARY

Consolidated Balance Sheets

December  31, 2006 and January 1, 2006

Assets	December 31, 2006	January 1, 2006
Current assets:
Cash and cash equivalents	$87,006,357	$3,515,572
Short-term investments	60,000,000	49,250,000
Other receivables	214,208	135,755
Prepaid expenses and other current assets	1,089,903	798,090
Total current assets	148,310,468	53,699,417
Property and equipment:
Leasehold improvements	114,644	94,609
Machinery and equipment	1,544,473	819,472
Construction in progress	1,208,825	—
	2,867,942	914,081
Less accumulated depreciation and amortization	709,732	653,427
Property and equipment, net	2,158,210	260,654
Deferred tax asset, noncurrent	1,067,238	—
Total assets	$151,535,916	$53,960,071
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Capital lease obligation, current	$24,941	$22,298
Accounts payable	5,737,665	1,548,473
Unpaid and accrued research and development expenses	11,120,473	3,201,732
Accrued compensation	2,697,147	2,203,898
Due to affiliates	253,511	34,138
Income taxes payable	310,666	—
Deferred tax liability, current	1,067,238	—
Interest payable	2,071,750	—
Deferred revenue, current	6,146,355	—
Convertible notes, current	137,750,000	—
Total current liabilities	167,179,746	7,010,539

Capital lease obligation, noncurrent	2,207	27,148
Accrued stock-based compensation	34,536,098	3,404,435
Deferred revenue	59,520,548	50,000,000
Total liabilities	261,238,599	60,442,122

Shareholders’ Equity (Deficit):
Preferred stock, par value $0.001 per share. Authorized 25,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share. Authorized 150,000,000 shares; issued and outstanding 36,957,064 shares in 2006 and 36,367,064 shares in 2005	36,957	36,367
Additional paid-in capital	17,532,590	63,326,824
Accumulated deficit	(127,272,230)	(69,845,242)
Total shareholders’ deficit	(109,702,683)	(6,482,051)
Commitments and contingencies
Total liabilities and shareholders’ deficit	$151,535,916	$53,960,071

NEW RIVER PHARMACEUTICALS INC. AND SUBSIDIARY

Consolidated Statements of Operations

Fiscal years ended December 31, 2006, January 1, 2006 and January 2, 2005

	2006	2005	2004
Collaboration revenues	$34,333,097	—	—
Operating costs and expenses:
Selling, general, and administrative	$48,992,486	13,228,644	5,932,839
Research and development	40,962,678	18,366,376	10,235,111
Depreciation and amortization of property and equipment	152,840	156,597	119,450
Total operating expenses	90,108,004	31,751,617	16,287,400
Operating loss	(55,774,907)	(31,751,617)	(16,287,400)
Other income (expense):
Gain on settlement of litigation	—	—	1,764,043
Loss on disposal of property and equipment	(10,226)	—	(18,776)
Interest expense	(2,349,216)	(4,976)	(11,422)
Write-off of debt issuance costs	(4,254,890)	—	—
Interest income	5,983,814	1,890,273	218,645
Total other income (expense), net	(630,518)	1,885,297	1,952,490
Loss before income taxes and cumulative effect of change in accounting principle	(56,405,425)	(29,866,320)	(14,334,910)
Income taxes	310,666	—	—
Loss before cumulative effect of change in accounting principle	(56,716,091)	(29,866,320)	(14,334,910)
Cumulative effect of change in accounting principle	(710,897)	—	—
Net loss	$(57,426,988)	(29,866,320)	(14,334,910)
Net loss per share:
Basic and diluted	$(1.60)	(0.83)	(0.48)